Exhibit 99.1

Press Release

Bio-Rad Announces Life Science Group Management Changes

HERCULES, Calif.— April 26, 2024 -- Bio-Rad Laboratories, Inc. (NYSE: BIO and BIO.B), a global leader in life science research and clinical diagnostics products, today announced the promotion of James J. Barry, currently Senior Vice President of Global Manufacturing, to the position of Executive Vice President and President of the Life Science Group, effective May 1, 2024. He succeeds Dr. Simon May, who has announced his decision to leave the company to pursue another professional opportunity.

For the past two years, James Barry has been responsible for Bio-Rad’s global manufacturing operations including quality, planning, and continuous improvement initiatives across the organization. Prior to his role within Global Manufacturing, he oversaw Bio-Rad’s Quality Systems Division, which provides third-party independent quality control materials and data management software for hospitals and reference labs globally. Mr. Barry joined Bio-Rad in 2017 from Beckman Coulter where he led sales of the lab automation and genomics portfolio to academic, pharmaceutical, and government customers. He holds a B.S. degree in Mechanical Engineering from Rose Hulman Institute of Technology and an MBA from Pepperdine University.

"We believe that Jim’s diverse business experience in senior leadership roles, combined with his expertise in strategic planning, operational excellence, and building high-performing teams here at Bio-Rad, make him ideally suited to lead our global life science business," said Norman Schwartz, Bio-Rad’s President and Chief Executive Officer. "On behalf of the senior management team, I would also like to thank Simon May for his valuable contributions to Bio-Rad and to the Life Science Group,” Mr. Schwartz continued. “During his tenure at Bio-Rad, Simon oversaw a global team, numerous product launches, and the successful integration of several acquisitions in support of the company’s strategic objectives.”

About Bio-Rad

Bio-Rad Laboratories, Inc. (NYSE: BIO and BIO.B) is a leader in developing, manufacturing, and marketing a broad range of products for the life science research and clinical diagnostics markets. Based in Hercules, California, Bio-Rad operates a global network of research, development, manufacturing, and sales operations with over 8,000 employees and $2.7 billion in revenues in 2023. Our customers include universities, research institutions, hospitals, food safety and environmental quality laboratories, and biopharmaceutical companies. Together, we develop innovative, high-quality products that advance science and save lives. To learn more, visit bio-rad.com.

Investor Contact:
Edward Chung, Investor Relations
510-741-6104
ir@bio-rad.com

Media Contact:
Anna Gralinska, Corporate Communications
510-741-6643
cc@bio-rad.com
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